Filed Pursuant to Rule 433

Registration Statement No. 333-178202

(To Prospectus dated November 28, 2011, Prospectus

Supplement dated November 28, 2011 and Product

Supplement EQUITY INDICES ARN-1, dated

October 25, 2013)

Subject to Completion

Preliminary Term Sheet dated April 24, 2014

The notes are being issued by Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation) (“SEK”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet and beginning on page PS-6 of product supplement EQUITY INDICES ARN-1.

The initial estimated value of the notes as of the pricing date is expected to be between $9.43 and $9.73 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-12 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1) (2)	$10.00	$
Underwriting discount (1) (2)	$0.20	$
Proceeds, before expenses, to SEK	$9.80	$

(1)	For any purchase of 500,000 units or more in a single transaction by an individual investor, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively.

(2)	For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.80 per unit and $0.00 per unit, respectively.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

May     , 2014

Units $10 principal amount per unit Term Sheet No. 76 CUSIP No. SEK
Pricing Date* May     , 2014
Settlement Date* June     , 2014
Maturity Date* July     , 2015
* Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)
Accelerated Return Notes® Linked to the MSCI EAFE® Index
Maturity of approximately 14 months
3-to-1 upside exposure to increases in the Index, subject to a capped return of [11% to 15%]
1-to-1 downside exposure to decreases in the Index, with 100% of your investment at risk
All payments occur at maturity and are subject to the credit risk of SEK
No periodic interest payments
Limited secondary market liquidity, with no exchange listing
Enhanced Return

Accelerated Return Notes® Linked to the MSCI EAFE® Index, due July , 2015

Summary

The Accelerated Return Notes® Linked to the MSCI EAFE® Index, due July    , 2015 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of SEK. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the MSCI EAFE® Index (the “Index”), is greater than its Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on our credit risk and the performance of the Index. See “Terms of the Notes” below.

The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. Our internal funding rate may be lower than the rate we would pay when we issue conventional fixed or floating rate debt securities, in which case this difference in borrowing rates may reduce the economic terms of the notes to you. Additionally, the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This initial estimated value range was determined by taking into consideration certain historical estimated values for similar notes issued by us through the use of our internal valuation methodology, including reference to our pricing models, which incorporate market data provided by third parties. Our internal valuation methodology also takes into consideration our internal funding rate. The initial estimated value of the notes we calculate on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-12.

Terms of the Notes

Issuer:	Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation) (“SEK”)
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	The MSCI EAFE® Index (Bloomberg symbol: “MXEA”), a price return index.
Starting Value:	The closing level of the Market Measure on the pricing date
Ending Value:

The average of the closing levels of the Market Measure on each scheduled calculation day occurring during the maturity valuation period. The calculation days are subject to postponement in the event of Market Disruption Events, as described on page PS-18 of product supplement EQUITY INDICES ARN-1.

Participation Rate:	300%
Capped Value:	[$11.10 to $11.50] per unit of the notes, which represents a return of [11% to 15%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-12.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”).

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to the MSCI EAFE® Index, due July , 2015

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY INDICES ARN-1, dated October 25, 2013:

http://www.sec.gov/Archives/edgar/data/352960/000119312513411249/d616971d424b3.htm

▪	Prospectus and prospectus supplement, each dated November 28, 2011:

http://www.sec.gov/Archives/edgar/data/352960/000110465911066385/a11-30399_1f3asr.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-866-500-5408.

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to SEK.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Index will increase moderately from the Starting Value to the Ending Value.

▪	You are willing to risk a loss of principal and return if the Index decreases from the Starting Value to the Ending Value.

▪	You accept that the return on the notes, if any, will be capped.

▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪	You are willing to forgo dividends or other benefits of owning the stocks included in the Index.

▪	You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the Index will decrease from the Starting Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek principal protection or preservation of capital.

▪	You seek an uncapped return on your investment.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to the MSCI EAFE® Index, due July , 2015

Hypothetical Payout Profile

The below graph is based on hypothetical numbers and values.

This graph reflects the returns on the notes, based on the Participation Rate of 300%, and a Capped Value of $11.30 (the midpoint of the Capped Value range of [$11.10 to $11.50]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, Capped Value, and term of your investment.

The following table is based on a Starting Value of 100, the Participation Rate of 300% and a Capped Value of $11.30 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
0.00		-100.00%	$0.00		-100.00%
50.00		-50.00%	$5.00		-50.00%
80.00		-20.00%	$8.00		-20.00%
90.00		-10.00%	$9.00		-10.00%
94.00		-6.00%	$9.40		-6.00%
97.00		-3.00%	$9.70		-3.00%
100.00	(1)	0.00%	$10.00		0.00%
102.00		2.00%	$10.60		6.00%
105.00		5.00%	$11.30	(2)	13.00%
110.00		10.00%	$11.30		13.00%
120.00		20.00%	$11.30		13.00%
130.00		30.00%	$11.30		13.00%
140.00		40.00%	$11.30		13.00%
150.00		50.00%	$11.30		13.00%
160.00		60.00%	$11.30		13.00%

(1)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.

(2)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to the MSCI EAFE® Index, due July , 2015

Redemption Amount Calculation Examples

Example 1

The Ending Value is 80.00, or 80.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	80.00

$10 ×	(80)	= $8.00 Redemption Amount per unit
100

Example 2

The Ending Value is 102.00, or 102.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	102.00

$10 +	[	$10 × 300% ×	(102 – 100)	]	= $10.60 Redemption Amount per unit
100

Example 3

The Ending Value is 130.00, or 130.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	130.00

$10 +	[	$10 × 300% ×	(130 – 100)	]	= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $11.30 per unit
100

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to the MSCI EAFE® Index, due July , 2015

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” section beginning on page PS-6 of product supplement EQUITY INDICES ARN-1, as well as the explanation of certain risks related to SEK contained in Item 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, which was filed with the SEC on February 24, 2014, and is incorporated by reference herein. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Index.

▪	The initial estimated value of the notes is an estimate only, determined as of a particular point in time using an internal valuation methodology, including reference to our pricing models, which incorporate market data provided by third parties. Our internal valuation methodology and these pricing models consider certain assumptions and variables, including our internal funding rate on the pricing date, expectations on interest rates and volatility, and the expected term of the notes. Our internal valuation methodology and these pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value may also differ from the value we assign to the notes for financial reporting purposes at any given time.

▪	The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the level of the Index, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-12. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪	The initial estimated value of the notes is an estimate only, determined as of a particular point in time. The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our respective affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Index, our creditworthiness and changes in market conditions.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S, or any of our respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.

▪	The business, hedging and trading activities of MLPF&S and its affiliates (including trades in shares of companies included in the Index) and any hedging and trading activities MLPF&S or its affiliates engage in for their clients’ accounts may affect the market value and return of the notes and may create conflicts of interest with you.

▪	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.

▪	You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪	While we, MLPF&S or our respective affiliates may from time to time own shares of companies included in the Index, we, MLPF&S and our respective affiliates do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Material Summary Tax Consequences” below and “Material U.S. Federal Income Taxation Considerations” beginning on page PS-25 of product supplement EQUITY INDICES ARN-1.

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to the MSCI EAFE® Index, due July , 2015

In addition to these risk factors, it is important to bear in mind that the notes are senior debt securities of SEK and are not guaranteed or insured by the FDIC or secured by collateral, nor are they obligations of, or guaranteed by, the Kingdom of Sweden. The notes will rank equally with all of SEK’s unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of SEK.

Other Terms of the Notes

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in product supplement EQUITY INDICES ARN-1.

A “Market Measure Business Day” means a day on which:

(A)	the London Stock Exchange, the Frankfurt Stock Exchange, the Paris Bourse, and the Tokyo Stock Exchange (or any successor to the foregoing exchanges) are open for trading; and

(B)	the Index or any successor thereto is calculated and published.

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its makeup, method of calculation, and changes in its components, have been derived from publicly available sources. Additional information on the Index is available on the MSCI Barra website: www.mscibarra.com. We are not incorporating by reference such website or any material included on such website in this term sheet. The information reflects the policies of, and is subject to change by, MSCI. MSCI, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of MSCI discontinuing publication of the Index are discussed in the section entitled “Description of ARNS — Discontinuance of an Index” on page PS-19 of product supplement EQUITY INDICES ARN-1. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

The Index is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The Index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100.00. The Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. As of December 31, 2012, the Index consisted of companies from the following 22 developed countries: Australia, Austria, Belgium, Britain, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, and Switzerland.

As of March 31, 2014, the five largest country weights were Britain (21.1%), Japan (19.7%), France (10.4%), Germany (9.5%), and Switzerland (9.3%) and the five largest sector weights were Financials (25.6%), Industrials (12.9%), Consumer Discretionary (11.8%), Consumer Staples (11.0%), and Healthcare (10.4%).

The Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

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Accelerated Return Notes® Linked to the MSCI EAFE® Index, due July , 2015

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•	Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•	Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•	Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•	DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters is required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters is required for inclusion of a security in a market investable equity universe of an EM.

•	Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•	Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi-annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the MSCI Standard Index outside of a Quarterly or Semi-Annual Index Review (as defined below).

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Accelerated Return Notes® Linked to the MSCI EAFE® Index, due July , 2015

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size–based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size-segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size-segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub–industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability, and low index turnover. In particular, index maintenance involves:

(i) Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii) Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii) Ongoing Event-Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor any of our affiliates, or MLPF&S, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Index or any successor to the Index. MSCI does not guarantee the accuracy or the completeness of the Index or any data included in the Index. MSCI assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the Index. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index, or the manner in which the Index is applied in determining the amount payable on the notes at maturity.

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Accelerated Return Notes® Linked to the MSCI EAFE® Index, due July , 2015

The following graph shows the monthly historical performance of the Index in the period from January 2008 through March 2014. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 15, 2014, the closing level of the Index was 1,882.24.

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index.

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Accelerated Return Notes® Linked to the MSCI EAFE® Index, due July , 2015

License Agreement

SEK and MSCI have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to SEK, in exchange for a fee, for the right to use the Index in connection with the issuance and marketing of securities, including the notes. The license agreement between MSCI and SEK provides that the following language must be stated in this term sheet:

“THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY SEK. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDICES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OF A NOTE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDICES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE FINANCIAL SECURITIES, OWNERS OF THE FINANCIAL SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller, or holder of the Notes, or any other person or entity, should use or refer to any MSCI trade name, trademark, or service mark to sponsor, endorse, market, or promote the Notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Accelerated Return Notes®	TS-11

Accelerated Return Notes® Linked to the MSCI EAFE® Index, due July , 2015

Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on the then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, none of us, MLPF&S, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S or any of our respective affiliates will purchase your notes, at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. This price is expected to be higher than or lower than the initial estimated value of the notes, which is calculated by SEK using the internal valuation methodology described above, and not by MLPF&S.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding SEK or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Index. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we may borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security, in which case this difference in rates will reduce the economic terms of the notes to you. Additionally, the fees and charges associated with market-linked notes typically result in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Index and the $10 per unit principal amount . In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the note and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. The initial estimated value may also differ from the value we assign to the notes for financial reporting purposes at any given time.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

Accelerated Return Notes®	TS-12

Accelerated Return Notes® Linked to the MSCI EAFE® Index, due July , 2015

Material Summary Tax Consequences

You should read carefully the discussion under the section entitled “Material U.S. Federal Income Taxation Considerations” beginning on page PS-25 of product supplement EQUITY INDICES ARN-1.

An investment in the notes includes the following U.S. federal income tax consequences:

▪	You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Market Measure.

▪	Under this characterization and tax treatment of the notes, a “U.S. holder” (as defined in product supplement EQUITY INDICES ARN-1) generally will recognize capital gain or loss upon maturity or upon a sale, exchange, or redemption of the notes prior to maturity, and will not be required to recognize current income prior to maturity or prior to such sale or exchange. Capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes. Accordingly, no assurance can be given that the IRS or any court will agree with this characterization and tax treatment. Under alternative characterizations of the notes, it is possible, for example, that the notes could be treated as contingent payment debt instruments, or as including a debt instrument and a forward contract or two or more options. In addition, proposed changes in law or administrative guidance could materially affect the tax treatment of the notes. As a result, the timing and character of income on the notes could differ materially from the above description. For example, it is possible that a holder of the notes could be required to accrue income over the term of the notes and/or recognize ordinary gain or loss upon maturity of the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Accelerated Return Notes® ” and “ARNs® ” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

Accelerated Return Notes®	TS-13